Exhibit 99.1

News Release

MMC REPORTS FOURTH QUARTER 2007 RESULTS

Consolidated Revenue Increases 8 Percent to $2.9 Billion

Full-Year Consolidated Revenue Grows 8 Percent to $11.4 Billion

Consulting Segment Continues Strong Performance

NEW YORK, February 12, 2008 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the fourth quarter and year ended December 31, 2007.

In the quarter, consolidated revenue was $2.9 billion, up 8 percent from the fourth quarter of 2006, or 2 percent on an underlying basis, which measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. Income from continuing operations was $90 million, or $.17 per share, compared with $168 million, or $.30 per share, in the fourth quarter of 2006.

Net income, including discontinued operations, was $85 million, or $.16 per share, compared with $226 million, or $.40 per share, last year. Noteworthy items, described in the attached supplemental schedules, reduced earnings per share by approximately $.07 in the fourth quarter of 2007, compared with an increase of $.01 in the fourth quarter of 2006. Additionally, incremental costs associated with the departure of MMC’s former CEO negatively impacted earnings per share by approximately $.02 in the fourth quarter of 2007.

For the year 2007, consolidated revenue was $11.4 billion, an increase of 8 percent from $10.5 billion in 2006, or 4 percent on an underlying basis. Income from continuing operations was $538 million, or $.99 per share, compared with $632 million, or $1.14 per share, in 2006.

Income from discontinued operations, net of tax, was $1.9 billion, or $3.54 per share, compared with $358 million, or $.62 per share, in 2006, reflecting gains on the Putnam transaction in the third quarter of 2007 and the sale of Sedgwick Claims Management Services in the first quarter of 2006. Net income in 2007 was $2.5 billion, or $4.53 per share, compared with $990 million, or $1.76 per share, in 2006.

Brian Duperreault, who joined MMC as president and chief executive officer on January 29, 2008, said: “I am extremely pleased to join MMC, a company with outstanding franchises that have unrivaled talent, resources, and capabilities. I look forward to capitalizing on the many exciting opportunities before us. Our immediate focus is to improve profitability at Marsh and Kroll.”

Risk and Insurance Services

Risk and Insurance Services revenue in the fourth quarter of 2007 was $1.4 billion, unchanged from the fourth quarter of 2006. Operating income declined in the current quarter to $58 million from $127 million in the fourth quarter of 2006, primarily due to a $66 million reduction in revenue, or approximately $.08 per share, from Risk Capital Holdings.

In the quarter, Marsh’s revenue was $1.2 billion, up 6 percent from last year on a reported basis and 1 percent on an underlying basis. Geographically, revenue included $659 million in the Americas, an increase of 3 percent from the prior year; $427 million in EMEA, up 9 percent; and $109 million in Asia Pacific, an increase of 11 percent. Marsh’s new business production was strong, increasing 8 percent on an underlying basis, with the strongest growth generated in the United States. Premium rate declines in the commercial insurance marketplace continued to accelerate as 2007 progressed, continuing into the January 2008 renewals.

Guy Carpenter’s fourth quarter revenue was $167 million, a decline of 2 percent from the prior year’s quarter on a reported basis and 4 percent on an underlying basis. Reinsurance premium rates continued to decline across most coverages globally, and clients continued to increase risk retentions.

For the year 2007, revenue for the Risk and Insurance Services segment was $5.6 billion, an increase of 2 percent from 2006. Marsh’s revenue in 2007 rose 3 percent to $4.5 billion, and Guy Carpenter’s revenue rose 2 percent to $902 million.

Consulting

MMC’s Consulting segment revenue grew 19 percent to $1.3 billion in the fourth quarter on a reported basis and 13 percent on an underlying basis.

Mercer increased revenue 14 percent to $882 million in the fourth quarter and 8 percent on an underlying basis. Double-digit revenue growth was achieved throughout Mercer’s operations: retirement and investment had revenue of $340 million, an increase of 16 percent; health and benefits, $188 million, or 10 percent growth; outsourcing, $197 million, grew 17 percent; and talent, $126 million, increased 14 percent.

The strong demand for consulting services offered by Oliver Wyman continued for the fourth year in a row. Revenue grew 28 percent to $437 million in the fourth quarter, or 22 percent on an underlying basis. All businesses, including management and economic consulting, produced double-digit revenue growth.

Consulting’s profitability grew 38 percent in the fourth quarter of 2007, which was the fifth quarter in a row of double-digit earnings growth in the segment. Consulting’s margin improved 170 basis points, to 12.2 percent in the fourth quarter of 2007 from 10.5 percent in the fourth quarter of 2006.

For the year 2007, Consulting generated revenue of $4.9 billion, a 16 percent increase over 2006. On an underlying basis, revenue increased 10 percent. Mercer’s revenue increased to $3.4 billion, an increase of 11 percent on a reported basis and 7 percent on an underlying basis. Oliver Wyman’s revenue grew 26 percent to $1.5 billion in 2007 on a reported basis and 18 percent on an underlying basis.

Operating income rose 30 percent to $606 million in 2007 from $466 million in 2006. Margins for the Consulting segment were 12.4 percent in 2007, compared with 11 percent in 2006.

Risk Consulting and Technology

Kroll’s revenue was $249 million in the fourth quarter, an increase of 3 percent from the year-ago quarter. On an underlying basis, revenue decreased 3 percent. Operating income declined to $17 million in the fourth quarter of 2007, compared with $45 million in the fourth quarter of 2006.

Revenue in Kroll’s technology operations increased 18 percent in the fourth quarter to $149 million due to an acquisition and very strong growth in background screening. Revenue in Kroll’s consulting operations decreased 13 percent to $100 million, primarily due to weakness in the corporate restructuring operation.

For the year 2007, Kroll’s revenue was $1 billion, up 2 percent, or 1 percent on an underlying basis. Technology revenue increased 13 percent to $569 million, while consulting revenue was down 10 percent to $426 million. The decline in consulting revenue reflects continued weak demand for Kroll’s corporate restructuring services, including lower client success fees for completed engagements in 2007 compared with 2006.

Other Items

In August 2007, MMC entered into an $800 million accelerated share repurchase transaction and received 21 million shares of its common stock. Based on the final average share price during the buying period less a discount, it is expected that approximately 10.5 million additional shares will be delivered to MMC in March. Primarily as a result of shares repurchased in 2007, MMC’s shares outstanding decreased from 552 million at the end of 2006 to 520 million at the end of 2007.

MMC’s net debt position, which is total debt less cash and cash equivalents, was $1.7 billion at the end of 2007, a substantial decrease from $3 billion at the end of 2006, largely due to proceeds received from the Putnam transaction.

In January, MMC’s board of directors voted to increase the quarterly dividend by 5 percent, from $.19 per share to $.20 per share.

Conference Call

A conference call to discuss fourth quarter 2007 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 857 6151. Callers from outside the

United States should dial 719 325 4773. The access code for both numbers is 4922584. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving initiatives; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the outcome of contingencies; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;
•	our ability to retain existing clients and attract new business, and our ability to retain key employees;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;
•	the impact of fluctuations in the value of Risk Capital Holdings’ investments on profitability in our risk and insurance services segment;
•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;

•	our ability to control expenses and achieve operating efficiencies;
•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	the impact on net income of foreign exchange and/or interest rate fluctuations;
•

changes in applicable tax or accounting requirements, and potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”); and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Service Revenue	$2,918	$2,635	$11,187	$10,350
Investment Income (Loss)	7	72	163	197
Total Revenue	2,925	2,707	11,350	10,547

Expense:
Compensation and Benefits	1,871	1,699	7,030	6,515
Other Operating Expenses	889	697	3,301	2,877
Total Expense	2,760	2,396	10,331	9,392

Operating Income	165	311	1,019	1,155

Interest Income	31	18	95	60

Interest Expense	(56)	(72)	(267)	(303)

Income Before Income Taxes and Minority Interest Expense	140	257	847	912

Income Taxes	44	87	295	272

Minority Interest Expense, Net of Tax	6	2	14	8

Income from Continuing Operations	90	168	538	632

Discontinued Operations, Net of Tax	(5)	58	1,937	358

Net Income	$ 85	$ 226	$2,475	$ 990

Basic Net Income Per Share – Continuing Operations	$ 0.17	$ 0.31	$ 1.00	$ 1.15
– Net Income	$ 0.17	$ 0.41	$ 4.60	$ 1.80

Diluted Net Income Per Share – Continuing Operations	$ 0.17	$ 0.30	$ 0.99	$ 1.14
– Net Income	$ 0.16	$ 0.40	$ 4.53	$ 1.76

Average Number of Shares Outstanding – Basic	520	551	539	549
– Diluted	525	561	546	557

Shares Outstanding at 12/31	520	552	520	552

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis (Millions) (Unaudited)

				Components of Revenue Change
	Three Months Ended December 31,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,195	$ 1,129	6%	5%	–	1%
Reinsurance Services	167	171	(2)%	2%	–	(4)%
Risk Capital Holdings	8	74	(90)%	–	–	(90)%

Total Risk and Insurance Services	1,370	1,374	–	5%	–	(5)%

Consulting
Mercer	882	769	14%	6%	–	8%
Oliver Wyman Group	437	341	28%	5%	1%	22%

Total Consulting	1,319	1,110	19%	6%	–	13%

Risk Consulting & Technology	249	241	3%	3%	3%	(3)%

Total Operating Segments	2,938	2,725	8%	5%	1%	2%
Corporate Eliminations	(13)	(18)

Total Revenue	$ 2,925	$ 2,707	8%	5%	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components above:

	Three Months Ended December 31,		% Change GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$ 659	$ 641	3%
EMEA	427	390	9%
Asia Pacific	109	98	11%

Total Insurance Services	$1,195	$1,129	6%

Mercer:
Retirement and Investment	$ 340	$ 292	16%
Health and Benefits	188	171	10%
Outsourcing	197	169	17%
Talent	126	111	14%
Reimbursed Expenses	31	26	N/A

Total Mercer	$ 882	$ 769	14%

Risk Consulting & Technology:
Technology	$ 149	$ 127	18%
Consulting	100	114	(13)%

Total Risk Consulting & Technology	$ 249	$ 241	3%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $44 million and $45 million for the three months ended December 31, 2007 and 2006, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis (Millions) (Unaudited)

				Components of Revenue Change
	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 4,500	$4,390	3%	4%	–	(1)%
Reinsurance Services	902	880	2%	1%	–	1%
Risk Capital Holdings	163	193	(16)%	–	–	(16)%

Total Risk and Insurance Services	5,565	5,463	2%	3%	–	(1)%

Consulting
Mercer	3,368	3,021	11%	4%	–	7%
Oliver Wyman Group	1,516	1,204	26%	5%	3%	18%

Total Consulting	4,884	4,225	16%	5%	1%	10%

Risk Consulting & Technology	995	979	2%	2%	(1)%	1%

Total Operating Segments	11,444	10,667	7%	4%	–	3%

Corporate Eliminations	(94)	(120)

Total Revenue	$ 11,350	$ 10,547	8%	4%	–	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components above:

	Twelve Months Ended December 31,		% Change GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$ 2,424	$ 2,437	(1)%
EMEA	1,688	1,605	5%
Asia Pacific	388	348	11%

Total Insurance Services	$ 4,500	$ 4,390	3%

Mercer:
Retirement and Investment	$ 1,285	$1,133	13%
Health and Benefits	767	726	6%
Outsourcing	745	649	15%
Talent	467	426	10%
Reimbursed Expenses	104	87	N/A

Total Mercer	$ 3,368	$ 3,021	11%

Risk Consulting & Technology:
Technology	$ 569	$ 504	13%
Consulting	426	475	(10)%

Total Risk Consulting & Technology	$ 995	$ 979	2%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Insurance Services revenue includes market service revenue of $3 million and $43 million for the twelve months ended December 31, 2007 and 2006, respectively. The decline in market services revenue primarily impacted revenues in the Americas.

Interest income on fiduciary funds amounted to $193 million and $180 million for the twelve months ended December 31, 2007 and 2006, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Risk and Insurance Services	$ 1,370	$ 1,374	$ 5,565	$ 5,463
Consulting	1,319	1,110	4,884	4,225
Risk Consulting & Technology	249	241	995	979

	2,938	2,725	11,444	10,667
Corporate Eliminations	(13)	(18)	(94)	(120)

	$ 2,925	$ 2,707	$ 11,350	$ 10,547

Operating Income (Loss):
Risk and Insurance Services	$ 58	$ 127	$ 507	$ 677
Consulting	161	117	606	466
Risk Consulting & Technology	17	45	106	149
Corporate	(71)	22	(200)	(137)

	$ 165	$ 311	$ 1,019	$ 1,155

Segment Operating Margins:
Risk and Insurance Services	4.2%	9.2%	9.1%	12.4%
Consulting	12.2%	10.5%	12.4%	11.0%
Risk Consulting & Technology	6.8%	18.7%	10.7%	15.2%
Consolidated Operating Margin	5.6%	11.5%	9.0%	11.0%
Pretax Margin	4.8%	9.5%	7.5%	8.6%
Effective Tax Rate	31.7%	33.9%	34.9%	29.8%

Marsh & McLennan Companies, Inc.
Supplemental Information- Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:

The year-over-year comparability of MMC’s financial results for the fourth quarter and twelve months ended December 31 are affected by a number of noteworthy items. The following table identifies the impact of noteworthy items on segment and consolidated operating income for the periods indicated.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total

Three Months Ended December 31, 2007

Restructuring Charges (a)	$ 29	$ 1	$ –	$ 14	$ 44
Accelerated Amortization/Depreciation	–	–	–	2	2
Settlement, Legal and Regulatory (b)	13	–	–	–	13

Total Impact in the Period	$ 42	$ 1	$ –	$ 16	$ 59

Three Months Ended December 31, 2006

Restructuring Charges (a)	$ 37	$ 10	$ –	$ (72)	$ (25)
Accelerated Amortization/Depreciation	5	–	–	4	9
Settlement, Legal and Regulatory (b)	11	–	–	–	11

Total Impact in the Period	$ 53	$ 10	$ –	$ (68)	$ (5)

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total

Twelve Months Ended December 31, 2007

Restructuring Charges (a)	$ 60	$ 2	$ –	$ 36	$ 98
Accelerated Amortization/Depreciation	9	6	–	6	21
Settlement, Legal and Regulatory (b)	51	–	–	–	51
Other (c)	–	–	–	(14)	(14)

Total Impact in the Period	$ 120	$ 8	$ –	$ 28	$ 156

Twelve Months Ended December 31, 2006

Restructuring Charges (a)	$ 100	$ 27	$ 1	$ (41)	$ 87
Accelerated Amortization/Depreciation	28	–	–	10	38
Settlement, Legal and Regulatory (b)	43	–	–	–	43

Total Impact in the Period	$ 171	$ 27	$ 1	$ (31)	$ 168

Notes

(a)  Primarily includes severance from restructuring activities and related charges, costs for future rent and other costs for real estate costs, and fees related to cost reduction initiatives. Amounts for the three and twelve months ended December 31, 2006 include a $74 million gain on sale of certain floors in MMC's headquarters building.

(b)  Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees incurred in connection with the events of October 2004.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.

The above schedules exclude incremental costs of $14 million recorded in the fourth quarter of 2007 related to the departure of MMC's former CEO and $13 million related to the departure of Marsh's former CEO in the third quarter of 2007.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,133	$2,015
Net receivables	2,985	2,718
Assets of discontinued operations	–	1,921
Other current assets	369	322

Total current assets	5,487	6,976
Goodwill and intangible assets	7,752	7,595
Fixed assets, net	992	990
Long-term investments	66	124
Pension related asset	1,411	613
Other assets	1,450	1,839

TOTAL ASSETS	$17,158	$18,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$260	$1,111
Accounts payable and accrued liabilities	1,670	2,486
Regulatory settlements - current portion	177	178
Accrued compensation and employee benefits	1,290	1,230
Liabilities of discontinued operations	–	782
Accrued income taxes	–	131

Total current liabilities	3,397	5,918
Fiduciary liabilities	3,612	3,587
Less - cash and investments held in
a fiduciary capacity	(3,612)	(3,587)

	–	–
Long-term debt	3,604	3,860
Regulatory settlements	–	173
Pension, postretirement and postemployment benefits	709	1,085
Liabilities for errors and omissions	596	624
Other liabilities	1,035	658

Total stockholders' equity	7,817	5,819

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,158	$18,137

Marsh & McLennan Companies, Inc.
Supplemental Information - Discontinued Operations
(Millions) (Unaudited)

On January 31, 2007, MMC entered into a stock purchase agreement with Great-West Lifeco ("GWL"), a financial holding company controlled by Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam. The transaction closed on August 3, 2007. The gain on the transaction and Putnam's results of operations are reported as discontinued operations in MMC‘s consolidated statements of income. The amounts reported in 2007 include Putnam's results through August 2, 2007.

In 2006, MMC sold its majority interest in Sedgwick Claims Management Services; Price Forbes, its U.K.-based insurance wholesale operation; and Kroll Security International. The net gains on these disposals, as well as their results of operations, are reported as discontinued operations in MMC‘s consolidated statements of income.

Summarized Statements of Income data for discontinued operations is as follows:
	Three Months Ended December 31,
	2007	2006
Putnam:
Revenue	$ –	$ 359
Expense	–	272

Net operating income	–	87
Other discontinued operations - Loss before provision for income tax	–	(3)
Provision for income tax	–	30

Income from discontinued operations, net of tax	–	54

Gain (loss) on disposal of discontinued operations	(5)	–
Provision (benefit) for income tax	–	(4)

Gain (loss) on disposal of discontinued operations, net of tax	(5)	4

Discontinued operations, net of tax	$(5)	$ 58

	Twelve Months Ended December 31,
	2007	2006
Putnam:
Revenue	$ 798	$1,385
Expense	636	1,082

Net operating income	162	303
Other discontinued operations – Income (loss) before provision for income tax	(2)	1
Provision for income tax	71	118

Income from discontinued operations, net of tax	89	186

Gain on disposal of discontinued operations	2,965	298
Provision for income tax	1,117	126

Gain on disposal of discontinued operations, net of tax	1,848	172

Discontinued operations, net of tax	$1,937	$ 358

Putnam's results for the three months and twelve months ended December 31, 2006 include credits of $0 million and $7 million, respectively, that were reflected in the schedule of noteworthy items in the prior year's earnings release.